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                                                                    EXHIBIT 23.3


                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Unisphere Networks, Inc.:


We consent to the inclusion of our reports dated October 16, 2000, except for the restatement referred to in Note 2(a), as to which the date is November 30, 2000, with respect to the consolidated balance sheets of Unisphere Networks, Inc. and Subsidiaries (an indirect majority-owned subsidiary of Siemens AG) as of September 30, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from January 12, 1999 (date of inception) to September 30, 1999, and for the year ended September 30, 2000, and the related schedule, which reports appear in this Registration Statement, and to the reference to our firm under the heading "Experts" in this Registration Statement on Form S-1.

/s/ KPMG LLP

Boston, Massachusetts
January 16, 2001